Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statements No. 333-15689, No. 333-42534, No. 333-65924, and No. 333-129698 for the Century Aluminum Company 1996 Stock Incentive Plan, Registration Statement No. 333-15671 for the Century Aluminum Company Non-Employee Directors Stock Option Plan, Registration Statement No. 333-129699 for the Century Aluminum 401(k) Plan, Registration No. 333-07239 for the Century Aluminum Company of West Virginia, Inc. Salaried Employee Defined Contribution Retirement Plan and Registration Statements No. 333-129697 and No. 333-28827 for the Century Aluminum Company of West Virginia, Inc. United Steelworkers of America Savings Plan (all on Forms S-8) of our reports dated March 14, 2006 relating to the financial statements and financial statement schedule of Century Aluminum Company and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph as to the change in method of accounting for inventory and the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, all appearing in this Annual Report on Form 10-K of Century Aluminum Company for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
March 15, 2006